As filed with the Securities and Exchange Commission on September 8, 1999
                                             Registration No. 333-______________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              --------------------

                      WORLDTALK COMMUNICATIONS CORPORATION
             (Exact name of Registrant as specified in its charter)

            Delaware                                              77-0303581
(State or other jurisdiction of                               (I.R.S. employer
  incorporation or organization)                             identification no.)

                              --------------------

                            5155 Old Ironsides Drive
                          Santa Clara, California 95054
                                 (408) 567-1500
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                              --------------------

                                  James Heisch
                             Chief Financial Officer
                      Worldtalk Communications Corporation
                            5155 Old Ironsides Drive
                          Santa Clara, California 95054
                                 (408) 567-1500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                   Copies to:

                              Gail E. Suniga, Esq.
                             Tyler R. Cozzens, Esq.
                            Pamela A. Sergeeff, Esq.
                               Fenwick & West LLP
                              Two Palo Alto Square
                           Palo Alto, California 94306

                              --------------------

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement until July 7, 2001 or until the earlier sale of all shares registered hereunder.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_____________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                              ---------------------

                                                   CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                               Proposed Maximum           Proposed Maximum
  Title of Each Class of Securities       Amount to be        Offering Price per         Aggregate Offering          Amount of
           to be Registered              Registered (1)            Share(2)                   Price(2)           Registration  Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
share                                   5,720,735 shares           $3.61                    $20,651,854            $5,742
------------------------------------------------------------------------------------------------------------------------------------

(1) The shares of common stock set forth in this table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 under the Securities Act of 1933, as amended, such additional number of shares of common stock that may become issuable as a result of any stock splits, stock dividends or similar events.

(2) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the Nasdaq National Market on September 1, 1999.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


               SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 1999

PROSPECTUS


                                5,720,735 SHARES

                      WORLDTALK COMMUNICATIONS CORPORATION

                                  COMMON STOCK

                               -------------------

         The selling stockholders identified on page 14 of this prospectus are offering these shares of common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page
15. We will not receive any proceeds from the sale of these shares.

         The common stock is listed on the Nasdaq National Market under the symbol "WTLK."

         On September 7, 1999, the last sale price of the common stock on the Nasdaq National Market was $3.625 per share.


   Investing in the common stock involves risks. See "Risk Factors" on page 4.



         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


             The date of this prospectus is ________________, 1999.

                                TABLE OF CONTENTS



             Worldtalk Communications Corporation................. 3

             Risk Factors......................................... 4

             Forward-Looking Statements.......................... 13

             Use of Proceeds..................................... 13

             Selling Stockholders................................ 14

             Plan of Distribution................................ 15

             Legal Matters....................................... 17

             Experts............................................. 17

             Change in Management................................ 17

             Documents Incorporated By Reference
             In This Prospectus.................................. 17

             Where You Can Find More Information................. 18

                      WORLDTALK COMMUNICATIONS CORPORATION

         Worldtalk Communications Corporation is a leading provider of Internet content security and policy management solutions. Our WorldSecure policy management platform enables organizations to define and manage electronic mail and Web security and usage policies, reducing the risks, costs and liabilities associated with Internet communications. We delivered the industry's first solution for managing and enforcing e-mail security policies in September 1997. Since then, organizations have deployed WorldSecure solutions to ensure confidentiality of their external electronic mail communications, to protect their intellectual property and to prevent unwanted electronic mail messages, sometimes called spam, and viruses from entering their computer systems. Our products include WorldSecure Server, also known as WorldSecure/Mail, software that provides Windows NT-based electronic mail firewall and policy management, WorldSecure Web, a Windows NT-based content security product, WorldSecure/ESP, a surveillance program for Internet electronic mail, WorldSecure Client, a desktop electronic mail encryption product and NetTalk, a Windows NT-based electronic mail and directory solution.

         We were incorporated in California in February 1992 and reincorporated in Delaware in March 1996. Our principal executive offices are located at 5155 Old Ironsides Drive, Santa Clara, California, 95054. Our telephone number at this location is (408) 567-1500. Our web site is located at http://www.worldtalk.com. Information contained in our web site is not part of this prospectus.

         Worldtalk, WorldSecure, NetTalk and our company logo are our registered trademarks. This prospectus also contains trademarks of other companies.

                                  RISK FACTORS

         This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business and operating results could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Our quarterly operating results are volatile and difficult to predict. If we fail to meet the expectations of public market analysts or investors, the market price of our common stock may decrease.

         Our quarterly operating results have varied greatly in the past and will likely vary greatly in the future depending upon a number of factors. Many of these factors are beyond our control. Period to period comparisons of our operating results are not indicators of future performance. Our operating results may fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely cause the market price of our common stock to decline.

         Our quarterly operating results may fluctuate significantly from quarter to quarter due to, among other things:

         - volume, size and timing of new licenses and renewals of existing licenses;

         -   our distributor inventory levels;

         - our ability to identify, engage and retain resellers of our products;

         - introduction of new products, product upgrades or updates by us or our competitors;

         -   the mix of products we sell;

         -   the success of our WorldSecure products;

         - our continued evolution as a provider of policy enforcement software and the related impact on the length of our sales cycle;

         - changes in product prices by us or our competitors or changes in the way we set product prices;

         -   trends in the computer industry;

         - delays or reductions in customer software purchases related to their Year 2000 compliance issues;

         -   costs related to acquisitions of technology or businesses; and

         -   costs related to extraordinary events including litigation.

         Our business may also be affected by seasonal trends and global or regional economic trends. For example, many companies in our industry recognize higher revenues in the fourth quarter of each year, as customers complete annual budgetary cycles, and lower revenues in the summer months when many businesses experience lower sales.

Our future revenues are unpredictable because the timing and amount of revenues are subject to a number of factors that make it difficult to estimate operating results prior to the end of a quarter, which could cause our stock price to decline.

         We do not expect to maintain a significant level of backlog. As a result, product revenues in any quarter are dependent on contracts entered into or orders booked and shipped in that quarter. We have generally experienced a trend toward higher order receipt, and therefore a higher percentage of revenue shipments, toward the end of the last month of a quarter. This trend makes predicting revenues more difficult. The timing of closing larger orders increases the risk of quarter-to-quarter fluctuation. As we have continued with our efforts to license our WorldSecure software to larger enterprises, in some cases the size of our orders and the length of our sales cycle have increased and may increase further. If orders projected for a specific customer for a particular quarter are not realized or revenues are not otherwise recognized in that quarter, our operating results for that quarter could be seriously harmed.

Our stock price has been volatile and is likely to remain volatile.

         During the six months ended June 30, 1999, our stock price on the Nasdaq National Market ranged from a high of $5.625 per share to a low of $2.625 per share. At the close of market on June 30, 1999, our stock price was

$2.875 per share. Announcements, litigation developments, our ability to meet the expectations of brokerage firms, industry analysts or investors with respect to our operating and financial results and general fluctuations in the market may contribute to this volatility. We may not discover, or be able to confirm, revenue or earnings shortfalls until the end of a quarter, which could result in an immediate drop in our stock price. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies with public traded securities. Any litigation that is instituted could result in substantial costs and a diversion of management's attention and resources.

We have a history of losses and we expect to incur additional operating losses.

         We have a history of losses and we expect to incur additional operating losses in the future. Our failure to significantly increase our revenues would seriously harm our business. We have experienced operating losses in each quarterly and annual period since inception and we expect to incur losses in the future. As of June 30, 1999, we had an accumulated deficit of $31,323,000. We expect to significantly increase our sales and marketing, product development and general and administrative expenses. With these additional expenses, we must significantly increase our revenues in order to become profitable. As a result, we expect to incur losses for the foreseeable future. Our expense levels are relatively fixed and are based, in part, on expectations as to future revenues. We expect our revenues to vary. If revenue levels fall below our expectations, our net loss will increase because only a small portion of our expenses varies with our revenues. We may never achieve profitability, and if we do, we cannot ensure that we will sustain or increase it.

Our business strategy relies heavily upon our WorldSecure products.

         We have recently completed a significant transition from our prior business of licensing UNIX-based NetJunction e-mail productivity products to licensing our WorldSecure products, which operate principally on the Windows NT platform. As a result, we experienced a shift in product mix from almost 100% of software license revenue coming from NetJunction products in 1996 to over 90% of software license revenue coming from Windows NT-based Internet content security, policy management and e-mail directory products in the first six months of 1999. We sold our NetJunction business in July 1999 and now intend to concentrate our future sales efforts on our e-mail and Internet security products. The success of our strategy of focusing our efforts on providing policy management software and services to enterprise customers, targeting almost exclusively the Windows NT-Intel platform, will depend, in part, on the following factors:

         -   our potential  customers' need for, and willingness to purchase and
             implement,   Internet  content   security  and  policy   management
             software;

         -   market acceptance of our WorldSecure products;

         - our ability to offer a cost-effective product to our customers under terms acceptable to them;

         - our ability to scale our products for the volume of e-mail and Internet use within larger enterprises; and

         - acceptance of the Windows NT platform by users and application developers.

If our customers or potential customers do not budget funds for the purchase of our e-mail and Internet security products, or if our products do not meet our customers' needs, our business and operating results will suffer.

We expect that our market will be subject to rapid technological change and new product introductions and enhancements that we may not be able to address. We need to develop and introduce new products, technologies and services.

         The markets for Internet content security, policy management and e-mail directory products are highly fragmented and characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. Our success will depend on our ability to:

         -   offer a broad range of policy management products;

         -   continue to enhance existing products and expand product offerings;

         - develop and introduce in a timely manner new products with technological advances;

         -   respond promptly to new customer requirements;

         -   comply  with  evolving   industry   standards   without  delays  in
             compliance;

         - provide upgrades and updates to users frequently and at reasonable cost; and

         -   remain compatible with Windows NT.

         We may not be able to successfully develop and market, on a timely basis, enhancements to our existing products or new products. In the third quarter of 1999, we introduced our new WorldSecure/Web product for enforcement and monitoring of Web usage policies. This new product or other new products or enhancements may not adequately address the changing needs of the marketplace. New products with new technological capabilities could replace or shorten the life cycle of our products or cause our customers to defer or cancel purchases of our products.

         Our long-term success depends on our ability to upgrade and update existing product offerings, modify and enhance acquired products and introduce new products that meet our customers' needs. Future upgrades and updates may include additional functionality, may respond to user problems or may address compatibility problems with changing operating systems and environments. We believe that our ability to provide these upgrades and updates frequently and at low costs is key to our success. Failure to release upgrades and updates could harm our business, results of operations and financial condition. We may not be successful in these efforts. In addition, future changes in Windows NT or other popular operating systems could cause compatibility problems with our products. Further, delays in the introduction of future versions of operating systems or lack of market acceptance of these future versions would delay or reduce demand for our future products that were designed to operate with these future operating systems. Our failure to introduce in a timely manner new products that are compatible with operating systems and environments preferred by desktop computer users would harm our business and operating results.

Product development delays and errors in our software could harm our business.

         We may continue to experience delays in software development as we have at times in the past. Complex software products like ours may contain undetected errors or version compatibility problems, particularly when first released, which could delay or cost us our market acceptance. In the past we have discovered errors in our software and some of our future releases and products may also contain errors. Difficulties and delays associated with new product introductions, performance or enhancements could seriously harm our business, financial condition and results of operation.

If we do not comply with emerging industry standards, or if no standards develop, our business could suffer.

         Our product development efforts are impacted by the adoption or evolution of industry standards. For example, no uniform industry standard has developed in the market for encryption security products. As industry standards are adopted or evolve, we may have to modify existing products or develop and support new versions of existing products. In addition, if no industry standard develops, our products and our competitors' products could be incompatible, which could prevent or delay overall development of the market for a particular product. If our products fail to comply with existing or evolving industry standards in a timely fashion, our business, results of operation and financial condition could be harmed.

We sell our products through intermediaries, who may not vigorously market our products or may have difficulty in timely paying for purchased products. If our relationships with these intermediaries are not successful, we may not generate sufficient revenues to sustain or grow our business.

         We market a significant portion of our products to end-users through intermediaries, including distributors, resellers and value-added resellers.

         Our distributors may sell other products that are complementary to, or compete with, our products. While we encourage our distributors to focus on our products through market and support programs, these distributors may give greater priority to products of other suppliers, including competitors. We generally record sales to distributors when the product is shipped.

         Some of our distributors have experienced or are experiencing economic difficulties, which may interfere with our collection of accounts receivable. We regularly review the collectibility and credit worthiness of our distributors to determine an appropriate allowance for doubtful accounts reserve. Our uncollectible accounts could exceed our current or future allowance for doubtful accounts reserve, which would harm our operating results.

         In the fourth quarter of 1998, we terminated our relationship with the distributor of our products in Japan. We have not yet engaged a new distributor of our products in Japan. Identifying, engaging and training distributors of our products is a long and difficult process and requires a commitment of significant time by our management and employees. If we are unable to engage and retain distributors and resellers of our products in the future, we may not be able to sustain or grow our business.

We depend on revenue from our WorldSecure products. Variations in the volume of sales will cause fluctuations in our operating results, which could cause our stock price to decline.

         We currently derive a majority of our revenues from our WorldSecure product line. These products are expected to continue to account for a significant portion of our net revenue for the foreseeable future. Because of this concentration of revenue, a decline in demand for or in the prices of these products as a result of competition, technological change, a change in our pricing model, inclusion of Internet content security, policy management and e-mail directory features as a standard part of hardware or operating system software or other software, or a maturation in the markets for these products, could harm our business.

         We may in the future change the prices we charge for our products or the manner and timing of license fees for our products. Changes in our product pricing model could lead to significant decreases in our revenues in the short term and could cause our stock price to decline. Customer resistance to any future change in our prices or our pricing structures could also harm our business and operating results.

If the markets for Internet content security, policy management and e-mail directory products do not evolve as we anticipate, our business could suffer.

         The markets for our Internet content security, policy management and e-mail directory products are evolving, and their growth depends upon broader market acceptance of this software. Although the number of personal computers, or PCs, attached to large-area networks has increased dramatically, the Internet security and policy management markets continue to be emerging markets. These markets may not continue to develop or may not develop rapidly enough to benefit our business significantly. If our customers or potential customers do not budget sufficient resources to purchase and implement our products, our business will suffer.

         In addition, there are a number of potential approaches to Internet security and policy management, including the incorporation of security and management tools into network operating systems. Therefore, even if Internet security and policy management tools gain broader market acceptance, our products may not be selected by potential purchasers. To the extent that the electronic mail and Internet security markets do continue to develop, we expect that competition will increase.

We are subject to intense competition in the Internet content security and policy management markets and we expect to face increased competition in the future.

         The markets for our products are intensely competitive, and we expect competition to increase in the near-term. We believe that the principal competitive factors affecting the markets for our products include:

         -   performance;

         -   functionality;

         -   scalability;

         -   customer support;

         -   breadth of product line;

         -   frequency of upgrades and updates;

         -   integration of products;

         -   manageability of products;

         -   brand name recognition; and

         -   price.

         Some of our competitors have longer operating histories, greater name recognition, larger technical staffs, established relationships with hardware vendors and greater financial, technical and marketing resources. These factors may provide our competitors with an advantage in penetrating the original equipment manufacturer, or OEM, market with our competitors' electronic mail and Internet security products. As is the case in many segments of the software industry, we have been encountering, and we expect to further encounter, increasing competition. This increased competition could reduce average selling prices and could decrease our profit margins. Competitive pressures could result not only in price reductions but also in a decline in sales volume, which could cause our business to suffer. In addition, competitive pressures may make it difficult for us to maintain or exceed our historic growth rate.

         The markets for electronic mail and Internet security are fragmented, and several companies offer products that attempt to address all or some of the needs addressed by our products. Our principal competitors include Content Technologies and Trend Micro, as well as numerous smaller companies and shareware authors that may in the future develop into stronger competitors or be acquired by larger companies or become consolidated into larger competitors.

         As the electronic mail and Internet security markets develop, we may face increased competition from these companies, as well as other companies seeking to enter the market. There may be additional consolidation of the e-mail and Internet security markets around a smaller number of companies who are able to provide the necessary software and support capabilities. In addition, to the extent that we are successful in developing our WorldSecure products designed around a centralized management for the Windows NT platform, we will likely compete with large computer systems management companies such as Computer Associates, IBM and Microsoft. We may be unable to continue to compete effectively against existing and potential competitors, many of whom have substantially greater financial, technical, marketing and support resources and name recognition than we do. In addition, software companies who currently use traditional distribution methods may in the future decide to compete more directly with us by utilizing electronic software distribution.

We have recently experienced significant turnover in senior management. We must retain and attract key personnel.

         In August 1999, Bernard Harguindeguy resigned as President and Chief Executive Officer of Worldtalk, and we are currently engaged in a search for a new Chief Executive Officer. Our ability to achieve our revenue and operating performance objectives will depend in large part on our ability to attract and retain a new Chief Executive Officer and other technically qualified and highly skilled engineering, sales, consulting, marketing and management personnel. Competition for people to fill these management and other positions is intense and is expected to remain so for the foreseeable future. We may not be able to attract or retain a new Chief Executive Officer with the appropriate skills to achieve our corporate objectives. Our failure to hire and retain a new Chief Executive Officer and other key employees could seriously harm our business and operating results. In 1998 and 1999, we hired new executive officers to fill the positions of Chief Financial Officer, Vice President, Engineering and Vice
President, Sales. Significant turnover of employees, particularly in key positions, can be disruptive and can result in departures of other employees, which could harm our business.

         We rely, and will continue to rely, on a number of key technical and management employees. While employees are required to sign standard agreements concerning confidentiality and ownership of inventions, our employees are generally not otherwise subject to employment agreements or to noncompetition covenants. If any of our key employees leave, our business, results of operations and financial condition could suffer. Furthermore, we do not maintain life insurance policies on our key employees.

Competitors may include products similar to ours in their hardware or software and render our products obsolete.

         Vendors of hardware and of operating system software or other software (such as firewall or e-mail software) may enhance their products or bundle separate products to include policy management software similar to our products. The widespread inclusion of products that perform the same or similar function as our products within computer hardware or other software could render our products obsolete and unmarketable. Furthermore, even if these incorporated products are inferior or more limited than our products, customers may elect to accept the incorporated products rather than purchase our products. If we are unable to develop new products to further enhance operating systems or other software and to successfully replace any obsolete products, our business could suffer.

Our customers may cancel or delay their purchases of our products, which could harm our business. Our lengthy sales cycle could harm our quarterly results.

         Our products may be considered to be capital purchases by certain customers or prospective customers. Capital purchases are often discretionary and, therefore, are canceled or delayed if the customer experiences a downturn in its business or prospects or as a result of economic conditions in general. Any cancellation or delay could harm our results of operations.

         In addition, the length of our sales cycle varies with the size of the account. As we continue to focus a significant part of our sales efforts on the sale of our WorldSecure products to larger companies, our sales cycle has lengthened and may continue to lengthen. Sales of large complex products frequently require a long education process and significant technical evaluation and commitment of capital and other resources. Moreover, these sales may be subject to the risk of delays associated with customers' internal budget and other procedures for approving large capital expenditures, deploying new technologies within their network and testing and accepting new technologies that affect key operations. Because of these longer sales cycles and the potential large size of such orders to these larger enterprises, if anticipated orders are not realized or revenues are not otherwise recognized in a particular quarter, our operating results for that quarter could suffer.

If we are unable to attract, train and retain an effective sales force, our business will suffer.

         We need to expand our sales operations in order to increase market acceptance and penetration of our WorldSecure product line. Competition for qualified sales personnel is intense and we may not be able to hire enough qualified sales personnel in the future. Our products and services require a sophisticated sales effort targeted at senior management of our prospective customers. New hires in our sales team require extensive training and typically take at least six months to achieve full productivity. In addition, we have limited experience marketing our products broadly to a large number of potential partners. If we cannot attract, train and retain a strong sales force, our business and operating results will be harmed.

Changing regulatory and other requirements in the healthcare and financial industries could harm our business.

         Our success at licensing our products to large organizations in the healthcare and financial industries depends, in part, on our ability to respond to regulations and standards governing these industries. If new regulations or standards are imposed that affect the use of electronic communications or the Internet within these industries, we may be required to modify our products to incorporate these new regulations and standards. If we are unable to respond to these changes, or if our response is too slow or is inadequate, we may lose customers in these industries and our business would be harmed.

We rely on the continued prominence of Microsoft technology and the Windows NT platform.

         Although we may support other operating systems in the future, the majority of our revenues comes from sales of our products for Windows NT-Intel based networks. Sales of our products would be seriously harmed by any market developments that decrease the use of Windows operating environments, including the failure of users and application developers to accept Windows NT. In addition, our ability to develop products using the Windows operating environments is dependent on our ability to receive access to, and to develop expertise in, current and future developments by Microsoft. We may not be able to gain the necessary access from Microsoft in the future.

We must effectively manage future growth and expansion.

         Any future growth of our business would continue to place, a significant strain on our limited personnel, management and other resources. Our ability to manage any future growth, particularly with the anticipated expansion of our international business and growth in distribution business, will require us to:

         -   attract, train, motivate and manage new employees successfully;

         -   effectively integrate new employees into our operations; and

         - continue to improve our operational, financial, management and information systems and controls.

         If we grow, our management systems currently in place may be inadequate or we may not be able to effectively manage this growth.

We face risks associated with acquisition transactions.

         The software industry has experienced, and is expected to continue to experience, a significant amount of consolidation. As part of our growth strategy, we may buy or make investments in, complementary companies, products and technologies.

         The integration of transactions involves a complex, time consuming and expensive process. Acquisitions involve a number of risks such as geographic distance between the companies, the complexity of the technologies and operations being integrated, the consolidation of duplicative facilities, the ability to attract and retain key management and other personnel and the ability to combine disparate corporate cultures. If we cannot successfully integrate any acquisition, we may lose all or a portion of our investment, which could harm our business.

         In 1997, 1998 and 1999, we incurred charges associated with our acquisition of Deming Software Inc. We will continue to incur a portion of these charges through the year 2000. Our available cash and our securities may be used to buy or invest in companies or products, which could result in significant acquisition-related charges to earnings and dilution to our stockholders. Moreover, if we buy a company, we may have to incur or assume that company's liabilities, including liabilities that are unknown at the time of acquisition, which may result in serious harm to our business.

We rely heavily on our intellectual property rights which offer only limited protection against potential infringers.

         Our success depends significantly upon our proprietary software technology. We rely on a combination of contractual rights, trademarks, trade secrets, patents and copyrights to establish and protect proprietary rights in our software. However, these protections may be inadequate or competitors may independently develop technologies or products that are substantially equivalent or superior to our products. We do not typically obtain signed license agreements from our corporate, government and institutional customers who license products directly from us. Rather, we include an electronic version of a shrink-wrap license in all of our electronically distributed software and a printed license in the box for our products distributed through traditional distributors in order to protect our copyrights and trade secrets in those products. Since none of these licenses are signed by the licensee, many legal authorities believe that such licenses may not be enforceable under the laws of many states and foreign jurisdictions. In addition, the laws of some foreign countries either do not protect these rights at all or offer only limited protection for these rights. The steps taken by us to protect our proprietary software technology may be inadequate to deter misuse or theft of this technology. Changing legal interpretations of liability for unauthorized use of the our software, or lessened sensitivity by corporate, government or institutional users to avoiding infringement of intellectual property, could harm our business, results of operations and financial condition.

We may be found to infringe proprietary rights of others and therefore face litigation related to our proprietary technology and rights.

         There has been substantial litigation regarding intellectual property rights of technology companies. Any litigation to which we may become a party could harm our business, results of operation and financial condition. Adverse determinations in any litigation could:

         -   result in the loss of our proprietary rights;

         -   subject us to significant liabilities;

         -   require us to seek licenses from third parties; or

         -   prevent us from producing or selling our products.

         The litigation process is subject to inherent uncertainties and we may not prevail in these matters, or we may be unable to obtain licenses with respect to any patents or other intellectual property rights that may be held valid or infringed upon by us or our products. Uncertainties inherent in the litigation process involve, among other things, the complexity of the technologies involved, potentially adverse changes in the law and discovery of facts unfavorable to us.

         In addition, as we may acquire a portion of software included in our products from third parties, our exposure to infringement actions may increase because we must rely upon such third parties as to the origin and ownership of any software being acquired. Similarly, exposure to infringement claims will increase to the extent that we employ or hire additional software engineers previously employed by competitors, notwithstanding measures taken by these competitors to protect their intellectual property. In the future, litigation may be necessary to enforce and protect trade secrets and other intellectual property rights that we own. We may also be subject to litigation to defend against claimed infringement of the rights of others or determine the scope and validity of the proprietary rights of others. This litigation could be costly and cause diversion of management's attention, either of which could harm our business, results of operations and financial condition.

Our international operations subject us to a number of risks inherent in doing business in foreign countries.

         Net revenue from international licenses represented approximately 18% of our net revenue in the first six months of 1999, 39% of our net revenue in 1998 and 19% of our net revenue in 1997. Historically, we have relied upon independent agents and distributors to market our products internationally. We expect that international revenues will continue to account for a significant percentage of net revenue. Although sales of our products are typically denominated in U.S. dollars, there are a number of other risks inherent in international operations. These risks include:

         -   lengthy payment cycles;

         -   greater difficulty in accounts receivable collection;

         -   unexpected changes in regulatory requirements;

         - seasonality due to the slowdown in European business activities during the third quarter;

         -   tariffs and other trade barriers;

         -   export restrictions on our encryption and other security products;

         -   uncertainties   relative   to  regional   economic   circumstances,
             including the current economic turbulence in Asia;

         - political instability in emerging markets and difficulties in staffing; and

         -   managing foreign operations.

         These  factors  may  harm our  future  international  license  revenue.
Further, in countries with a high incidence of software piracy, we may experience a higher rate of piracy of our products.

         In addition, a portion of our international revenue is expected to continue to be generated through independent agents. Since these agents are not our employees and are not required to offer our products exclusively, they may discontinue marketing our products entirely. Also, we may have limited control over these agents, limited access to the names of the customers to whom these agents sell its products and limited knowledge of the information provided by, or representations made by, these agents to its customers. We terminated our relationship with our Japanese distributor in 1998 and have not yet engaged a new distributor in Japan.

Actual or perceived security breaches could harm our business.

         The secure transmission and management of proprietary or confidential information over the Internet and via e-mail is essential to establish and maintain confidence in the WorldSecure product line. Therefore, security concerns and security breaches of our and our customers' network or computer security may impair the perceived reliability of our products and could harm our business and operating results. We cannot guarantee that our security measures will prevent security breaches. In the event that a party is able to circumvent our security systems and cause interruptions in ours and our customers' operations by creating viruses to sabotage or otherwise attack our products or steal digital content, customers' computer systems could be damaged and demand for our software products may suffer. In addition, we may be subject to litigation claiming damages related to an actual or perceived security breach in the future. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches. Any security breach could harm our business and operating results.

The cryptography technology in our products is subject to security risks and export restrictions and may become obsolete.

         Certain of our network security products, technology and associated assistance are subject to export restrictions imposed by the U.S. Department of State and the U.S. Department of Commerce. These restrictions permit the export of encryption products so long as certain requirements are met, but prohibit the export of these products to countries deemed hostile by the U.S. Government. U.S. export regulations regarding the export of encryption technology require either a transactional export license or the granting of Department of Commerce Commodity jurisdiction. As result of this regulatory regime, foreign competitors facing less stringent controls may be able to compete more effectively than we can in the global market. While we have obtained approval from the Department of Commerce to export to certain end users, the U.S. Government may not approve pending or future export license requests. Further, the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, may be revised from time to time. Failure to obtain the required licenses or the costs of compliance could diminish our international revenues.

         In addition, some of our network security products are dependent on the use of public key cryptography technology. This technology depends in part upon the application of certain mathematical principles. The security afforded by public key cryptography technology is based on our belief that circumvention or compromise of this technology is difficult. Should an easy method be developed for circumventing or compromising the encryption techniques, the security afforded by encryption products using public key cryptography technology would be reduced or eliminated. Furthermore, any significant advance in techniques for attacking cryptographic systems could also render some or all of our existing products and services obsolete or unmarketable.

Product liability claims asserted against us in the future could harm our business.

         Our software products are used to protect and manage computer systems and networks that may be critical to organizations. As a result, our sale and support of these products involves the risk of potential product liability and related claims. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in these license agreements may not be effective under the laws of certain jurisdictions, particularly in circumstances involving unsigned licenses. A product liability claim brought against us could harm our business, results of operations and financial condition.

We face risks associated with U.S. government contracting.

         We expect that in the near term, a portion of our revenues will result from contracts with agencies of the U.S. government. We believe that the willingness of these government agencies to enter into future contracts with us will in part be dependent upon our continued ability to meet their standards and expectations. However, we may be unable to procure additional government contracts. In addition, our products must be certified by the U.S. government prior to their adoption or use by certain government agencies or departments. If we fail to receive government certification of our products, we will have limited opportunities to sell to government agencies and our business and operating results may be harmed.

Year 2000 issues could harm our business.

         Many currently installed computer systems and software products are coded to accept, store, or report only two digit year entries in date code fields. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. The year 2000 problem arises in programs that were written with two digits instead of four. As a result, computer systems and software used by companies, including us and our vendors and customers, will need to operate properly in the year 2000 and beyond. Although we have tested our software and believe that it is year 2000 compliant, we may in the future detect problems relating to the year 2000, which could seriously harm our business.

         In addition, we and the third parties with whom we conduct business may utilize equipment or software that may not be year 2000 compliant. Failure of our or any of this equipment or software to operate properly in the year 2000 and beyond could result in, among other things, unanticipated expenses or efforts to remedy any problems, which could harm our or such third party's respective business. Furthermore, companies may spend more money to evaluate and correct their own equipment or software for year 2000 compliance. These increased expenditures may result in fewer funds available to purchase products and services such as those offered by us, which could harm our business.

We rely on a limited number of third-party suppliers, who may not consistently meet our business needs.

         We rely on third-party suppliers to provide certain technology components that we incorporate into our products. In particular, the encryption and anti-virus technology in our products come from third parties. If we were unable to obtain licenses to the technologies or to future versions or upgrades of these technologies, we would have to identify and license new technologies and would potentially have to redesign portions of our products around these new technologies. Substitute technologies may not be available upon commercially reasonable terms, and our failure to obtain licenses to necessary third-party software could seriously harm our business.

Provisions of Delaware law may inhibit potential acquisition bids which could decrease the market price for our common stock and prevent changes in our management.

         Our board of directors has the authority to issue up to 6,500,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote of action by its stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock.

         Certain provisions of Delaware law and our certificate of incorporation and bylaws, such as a classified board, could delay or make a merger, tender offer or proxy contest involving Worldtalk more difficult. While these provisions are intended to enable our board of directors to maximize stockholder value, they may have the effect of discouraging takeovers which may not be in the best interest of certain stockholders. These provisions could cause a decline in the market value of our common stock.

We are significantly influenced by our existing stockholders.

         Stockholders who own in excess of 5% of our stock together with our executive officers and directors and their affiliates, beneficially own, in the aggregate, approximately 55% of our outstanding common stock. As a result, these stockholders will be able to control or exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over us.

Our prospects for obtaining additional financing, if required, are uncertain and failure to obtain needed financing could affect our ability to pursue future growth.

         We believe that our cash balances and credit facilities will be sufficient to meet our anticipated working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds, and additional financing may not be available on terms that are acceptable to us, if at all. This could seriously harm our business and operating results. Furthermore, if we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on acceptable terms, we may not be able to develop or enhance our products or services, fund our expansion, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements.

If we do not remain listed on the Nasdaq Stock Market, our stock price could decline.

         In the first half of 1999, Worldtalk was temporarily out of compliance with the criteria for continued listing of our common stock on the Nasdaq National Market. Following the closing of a private placement of our common stock in July 1999 and a hearing before Nasdaq, we received confirmation from Nasdaq that we have returned to compliance with the National Market listing criteria. Although we are currently in compliance with these criteria, we may in the future fall out of compliance and have our common stock delisted from the National Market. Any future delisting action could harm our business and cause our stock price to decline.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act relating to future events or financial results. These forward-looking statements include statements indicating that we believe, we expect or we anticipate that events may occur or trends may continue, and similar statements relating to future events or financial results. These forward-looking statements are subject to material risks and uncertainties as indicated under the caption "Risk Factors." Actual results could vary materially as a result of a number of factors including those disclosed in "Risk Factors" and elsewhere in this prospectus.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares by the selling stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information we know with respect to the beneficial ownership by the selling stockholders our common stock as of August 10, 1999. Except as discussed below, the selling stockholders have not had any position, office or other material relationship with us within the past three years.

         Applicable percentage ownership in the following table is based on 14,286,772 shares of common stock outstanding as of August 10, 1999 and treats as outstanding all warrants held by the particular stockholder since each warrant is currently exercisable. The table also treats as outstanding, for purposes of calculating each specific stockholder's percent ownership, all options held by the stockholder that are exercisable within 60 days after August 10, 1999.

         The table assumes that the selling stockholders sell all of the shares offered by them in this offering. However, we are unable to determine the exact number of shares that will actually be sold or when or if such sales will occur. We will not receive the proceeds of any shares sold under this prospectus. The selling stockholders have advised us that they are the beneficial owners of the shares being offered.

         Unless otherwise indicated, the address of each selling stockholder is c/o Hilal Capital Management LLC, 60 East 42nd Street, Suite 1946, New York, NY
10165.

                                                   Shares Beneficially                        Shares Beneficially
                                                  Owned Before Offering                       Owned After Offering
                                                  --------------------                        --------------------
                                                                           Shares Being
Name                                              Number       Percent       Offered            Number    Percent
----                                              ------       -------       -------            ------    -------
Hilal Capital Associates LLC (1)                1,792,000        12.0%      1,792,000               0          0

Highbridge International (2)                      986,000         6.7         969,500          16,500        0.1%

Hilal Capital International, Ltd. (3)             920,500         6.3         904,000          16,500        0.1

Hilal Capital QP, L.P. (4)                        683,500         4.7         671,500          12,000        0.1

Hilal Capital, L.P. (5)                           268,000         1.9         263,000           5,000          0

Narragansett I, LP (6)                            197,500         1.4         197,500               0          0
c/o Narragansett Asset Management LLC
375 Park Avenue, Suite 1404
New York, New York 10152

Philip Hilal (7)                                  150,000         1.0         150,000               0          0

Narragansett Offshore, Ltd. (8)                    52,500         0.4          52,500               0          0
c/o Leo Holdings, LLC
375 Park Avenue, Suite 1404
New York, New York 10152

Sigma Partners II, L.P. (9)                       707,056         4.9         670,458          36,598        0.3
2884 Sand Hill Road, Suite 121
Menlo Park, CA 94025

Sigma Associates II, L.P. (9)                      86,875         0.6          50,277          36,598        0.3
2884 Sand Hill Road, Suite 121
Menlo Park, CA 94025

------------------------------------

                                      -14-



(1) This number includes 597,333 shares of common stock issuable upon exercise of a warrant. Paul Hilal, a member of our board of directors and the Chairman of the Board of Worldtalk, is a non-managing member of Hilal Capital Partners LLC, which is the general partner of Hilal Capital Associates LLC, Hilal Capital QP, L.P. and Hilal Capital, L.P. Peter K. Hilal, M.D., the brother of Paul Hilal, is the managing member of Hilal Capital Partners LLC.

(2) This number Includes 323,167 shares of common stock issuable upon exercise of a warrant. Hilal Capital Management LLC is the investment manager for Highbridge International, Ltd. and Hilal Capital International, Ltd. Peter
     K. Hilal, M.D. is the managing member of Hilal Capital Management LLC.

(3) This number includes 301,333 shares of common stock issuable upon exercise of a warrant.

(4) This number includes 223,833 shares of common stock issuable upon exercise of a warrant. Paul Hilal is a non-managing member of Hilal Capital Partners LLC, which is the general partner of Hilal Capital QP, L.P.

(5) This number includes 87,667 shares shares of common stock issuable upon exercise of a warrant. Paul Hilal is a non-managing member of Hilal Capital Partners LLC, which is the general partner of Hilal Capital, L.P.

(6) This number includes 65,833 shares of common stock issuable upon exercise of a warrant.

(7) This number includes 50,000 shares of common stock issuable upon exercise of a warrant. Philip Hilal is the brother of Paul Hilal.

(8) This number includes 17,500 shares of common stock issuable upon exercise of a warrant.

(9) These figures include 24,098 shares held by Wade Woodson and 12,500 shares subject to options held by Mr. Woodson that are exercisable within 60 days after August 10, 1999. Mr. Woodson, a director of Worldtalk, is a general partner of Sigma Management II, L.P., the general partner of Sigma Partners II, L.P. and Sigma Associates II, L.P.


         Paul Hilal does not hold voting or dispositive control over any shares or warrants owned of record by Hilal Capital Associates LLC, Highbridge International, Hilal Capital International, Ltd., Hilal Capital QP, L.P., Hilal Capital, L.P. or Philip Hilal. Paul Hilal disclaims beneficial ownership of all of these shares and warrants.

                              PLAN OF DISTRIBUTION

         Through a private placement in July 1999, the selling stockholders acquired the shares of common stock and the common stock issuable upon exercise of warrants. Each selling stockholder is bound by a registration rights agreement with Worldtalk. To our knowledge, none of the selling stockholders has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered under this prospectus, nor do we know the identity of the brokers or market makers that will participate in the offering.

         The shares of common stock may be offered and sold from time to time by the selling stockholders or by their pledgees, donees, transferees and other successors in interest. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the Nasdaq National Market or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares may be sold by one or more of the following:

     o a block trade in which the broker-dealer engaged by a selling stockholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         Each selling stockholder has advised Worldtalk that it has not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from a selling stockholder in amounts to be negotiated immediately prior to the sale.

         In connection with distributions of the shares or otherwise, a selling stockholder may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholder. A selling stockholder may also sell shares short and redeliver the shares to close out such short positions. A selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares, which the broker-dealer may resell or otherwise transfer under this prospectus. A selling stockholder may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or, upon a default, the broker-dealer may effect sales of the pledged shares under this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from a selling stockholder in amounts to be negotiated in connection with the sale. Broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with the sales, and any commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus.

         We have advised each selling stockholder that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Each selling stockholder has advised us that during such time as it may be engaged in the attempt to sell shares registered, it will:

     o not engage in any stabilization activity in connection with any of our securities;

     o not bid for or purchase any of our securities or any rights to acquire our securities, or attempt to induce any person to purchase any of our securities or rights to acquire our securities other than as permitted under the Exchange Act;

     o not effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and

     o effect all sales of shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved.

         Under certain circumstances, we have the ability to suspend the use of this prospectus if, in the good faith judgment of our board of directors, it would be seriously detrimental to us and our stockholders for resales of shares to be made due to:

     o the existence of a material development or potential material development with respect to or involving Worldtalk which we would be obligated to disclose in the prospectus, which disclosure would in the good faith judgment of our board of directors be premature or otherwise inadvisable at such time and would seriously harm us and our stockholders, or

     o the occurrence of any event that makes any statement made in the prospectus or any document incorporated or deemed to be incorporated by reference untrue in any material respect or which requires the making of any changes in the prospectus so that it will not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein not misleading or omit to state any material fact required to be stated or necessary to make the statements, in the light of the circumstances under which they were made, not misleading.

         This offering will terminate on the later of:

     o   July 7, 2001; or

     o the date on which the accountants to the selling stockholders confirm that a discount to market price would not be applied to the selling stockholders' holdings of common stock for financial statement valuation purposes.

         This offering will terminate earlier if the all shares offered have been sold by the selling stockholders.

         We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The selling stockholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as fees and disbursements for legal counsel retained by the selling stockholders.

         We and each selling stockholder have agreed to indemnify each other and certain other related parties for certain liabilities in connection with the registration of the shares offered.

         Upon the occurrence of any of the following events, this prospectus will be amended to include additional disclosure before offers and sales of the securities in question are made:

     o to the extent the securities are sold at a fixed price or at a price other than the prevailing market price, such price would be set forth in the prospectus;

     o if the securities are sold in block transactions and the purchaser acting in the capacity of an underwriter wishes to resell, such arrangements would be described in the prospectus;

     o if any selling stockholder sells to a broker-dealer acting in the capacity as an underwriter, such broker-dealer will be identified in the prospectus; and

     o if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the prospectus.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered under this prospectus will be passed upon for Worldtalk by Fenwick & West LLP, Palo Alto, California.


                                     EXPERTS

         The consolidated financial statements and schedule of Worldtalk and subsidiary as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.


                              CHANGE IN MANAGEMENT

         In August 1999, Bernard Harguindeguy resigned as President, Chief Executive Officer and a director of Worldtalk. James Heisch, Worldtalk's Chief Financial Officer, has been appointed as President, and Paul Hilal, a director of Worldtalk, has been appointed Chairman of the Board. Worldtalk is currently engaged in a search for a new Chief Executive Officer.


                   DOCUMENTS INCORPORATED BY REFERENCE IN THIS
                                   PROSPECTUS

         This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus.

         All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date of this prospectus are incorporated by reference into and to be a part of this prospectus from the date of filing of those documents.

         You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different.

         We filed the following documents with the Securities and Exchange Commission and are incorporating them by reference into this prospectus.

     o Worldtalk's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (SEC file number 0-27886 and filing date August 13, 1999)

     o Worldtalk's Report on Form 8-K filed on July 20, 1999 (SEC file number 0-27886)

     o Worldtalk's Quarterly Report on Form 10-Q/A-1 for the quarter ended March 31, 1999 (SEC file number 0-27886 and filing date May 28, 1999)

     o Worldtalk's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (SEC file number 0-27886 and filing date May 17, 1999)

     o Worldtalk's Annual Report on Form 10-K for the year ended December 31, 1998 (SEC file number 0-27886 and filing date March 31, 1999)

     o Worldtalk's Registration Statement on Form 8-A (SEC file number 0-27886 and filing date March 4, 1996, which describes Worldtalk's common stock)

         Any statement contained in a document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated in this prospectus by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


                       WHERE YOU CAN FIND MORE INFORMATION

         The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus, to any person, without charge, upon written or oral request.

         Requests for documents should be directed to Worldtalk Communications Corporation, Attention: Investor Relations, 5155 Old Ironsides Drive, Santa Clara, California, 95054, telephone number (408) 567-1500.

         We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

Judiciary Plaza             Citicorp Center            Seven World Trade Center
Room 1024                   5000 West Madison Street   13th Floor
450 Fifth Street, N.W.      Suite 1400                 New York, New York  10048
Washington, D.C. 20549      Chicago, Illinois  60661


         Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding each of us. The address of the SEC web site is http://www.sec.gov.

         Worldtalk has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to the shares to be sold by the selling stockholders. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

         This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in our affairs since the date of this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

         The aggregate estimated expenses to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee ..............       $ 5,742
Accounting fees and expenses .....................................         5,000
Legal fees and expenses ..........................................        50,000
Miscellaneous ....................................................         5,258
                                                                         -------
     Total .......................................................       $66,000
                                                                         =======


ITEM 15. Indemnification of Directors and Officers.

         As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of a director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (a) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (b) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (c) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or, in certain circumstances, by independent legal counsel in a written opinion that the facts known to the decision-making party demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation); (d) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents;
(e) the Registrant may not retroactively amend the Bylaw provisions relating to indemnity; and (f) to the fullest extent permitted by the Delaware General Corporation Law, a director or executive officer will be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe that his or her conduct was unlawful, if his or her action is based on the records or books of account of the Registrant or on information supplied to him or her by officers of the Registrant in the course of their duties or on the advice of legal counsel for the Registrant or on information or records given or reports made to the Registrant by independent certified public accountants or appraisers or other experts.

         The Registrant has entered into indemnity agreements with each of its directors and executive officers. The indemnity agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims
(a) initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification under the indemnity agreements, (b) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (c) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of
ss.16(b) of the Securities Exchange Act of 1934 and related laws; (d) on account of conduct by an indemnified party that is finally adjudged to have been in bad faith or conduct that the indemnified party did not reasonably believe to be in, or not opposed to, the best interests of the Registrant; (e) on account of any criminal action or proceeding arising out of conduct that the indemnified party had reasonable cause to believe was unlawful; or (f) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

         The indemnity agreement requires a director or executive officer to reimburse the Registrant for expenses advanced only to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, his or her indemnity agreement or otherwise to be indemnified for such expenses. The indemnity agreement provides that it is not exclusive of any right a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, the Delaware law, or otherwise.

         The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

         As authorized by the Registrant's Bylaws, the Registrant, with approval by the Registrant's Board of Directors, has obtained directors' and officers' liability insurance with a per claim and annual aggregate coverage limit of $5 million.


ITEM 16. Undertakings.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

                           (i) to include  any  prospectus  required  by Section
                  10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
                  Statement (notwithstanding the foregoing, any increase or decrease in volume or securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by paragraphs (1)(i) or (1)(ii) is contained in any periodic report filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 17.  Exhibits.

         (a) The following exhibits are filed herewith:

   Exhibit
   Number                           Exhibit Title
   ------                           -------------
    3.01     Registrant's Certificate of Incorporation. (1)

    3.02     Registrant's Certificate of Designation. (1)

    3.03     Registrant's Certificate of Elimination. (1)

    4.02     Form of Specimen Common Stock Certificate. (1)

    5.01 Opinion of Fenwick & West LLP regarding legality of the securities being registered.

   23.01     Consent of Fenwick & West LLP (included in Exhibit 5.01).

   23.02     Consent of KPMG LLP, Independent Auditors.

   24.01     Power of Attorney (see Page II-6).

   99.01 Securities Purchase Agreement entered into as of July 7, 1999 among the Registrant and the parties listed on the Schedule of Investors attached thereto, with form of Escrow Agreement attached. (2)

   99.02 Registration Rights Agreement entered into on July 7, 1999 among the Registrant and the Investors. (2)

   99.03     Form of Warrant issued as of July 7, 1999 to the Investors. (2)

------------------
(1) Previously filed with the Commission as an exhibit to the Registrant's Registration Statement on Form S-1 declared effective on April 11, 1996 (File No. 33-31482) and incorporated herein by reference.

(2) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed on July 20, 1999 (File No. 0-27886) and incorporated herein by reference.


         (b) Financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all for the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 8th day of September 1999.


                                      WORLDTALK COMMUNICATIONS CORPORATION

                                      By: /s/ James Heisch
                                          --------------------------------------
                                          James Heisch
                                          President and Chief Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Paul Hilal and James Heisch, and each of them, his attorneys-in-fact and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the  requirements of the Securities Act, this  Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                      Title                                      Date
---------                                      -----                                      ----
Principal Executive Officer:

/s/ James Heisch                            President                                 September 8, 1999
--------------------------------
James Heisch


Principal Financial and
Principal Accounting Officer:

s/s James Heisch                            Vice President, Finance, Chief            September 8, 1999
--------------------------------            Financial Officer and Secretary
James Heisch

Directors:

/s/ David J. Cowan                          Director                                  September 8, 1999
--------------------------------
David J. Cowan

/s/ Paul Hilal                              Director                                  September 8, 1999
--------------------------------
Paul Hilal

/s/ Max D. Hopper                           Director                                  September 8, 1999
--------------------------------
Max D. Hopper

/s/ Anthony Sun                             Director                                  September 8, 1999
--------------------------------
Anthony Sun

/s/ Wade Woodson                            Director                                  September 8, 1999
--------------------------------
Wade Woodson

                                  EXHIBIT INDEX


   Exhibit
   Number                           Exhibit Title
   ------                           -------------

    3.01     Registrant's Certificate of Incorporation. (1)

    3.02     Registrant's Certificate of Designation. (1)

    3.03     Registrant's Certificate of Elimination. (1)

    4.02     Form of Specimen Common Stock Certificate.(1)

    5.01 Opinion of Fenwick & West LLP regarding legality of the securities being registered.

   23.01     Consent of Fenwick & West LLP (included in Exhibit 5.01).

   23.02     Consent of KPMG LLP, Independent Auditors.

   24.01     Power of Attorney (see Page II-6).

   99.01 Securities Purchase Agreement entered into as of July 7, 1999 among the Registrant and the parties listed on the Schedule of Investors attached thereto, with form of Escrow Agreement attached. (2)

   99.02 Registration Rights Agreement entered into on July 7, 1999 among the Registrant and the Investors. (2)

   99.03     Form of Warrant issued as of July 7, 1999 to the Investors. (2)

----------------
(1) Previously filed with the Commission as an exhibit to the Registrant's Registration Statement on Form S-1 declared effective on April 11, 1996 (File No. 33-31482) and incorporated herein by reference.

(2) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed on July 20, 1999 (File No. 0-27886) and incorporated herein by reference.